MORGAN STANLEY
                                                                SPECTRUM SERIES







                  NOVEMBER 2003
                  MONTHLY REPORT










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2003 and the Prospectus Supplement dated December 17, 2003.









                                                      Issued: December 31, 2003

[MORGAN STANLEY LOGO OMITTED]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                                INCEPTION-
                                                                                                                 TO-DATE ANNUALIZED
                           1991   1992   1993   1994   1995  1996  1997  1998  1999   2000   2001   2002   2003   RETURN   RETURN
FUND                         %      %      %      %      %     %     %     %     %      %      %      %      %       %        %
===================================================================================================================================
Spectrum Currency ......    --     --     --     --     --    --    --    --    --    11.7   11.1   12.2    6.3    48.1     12.2
                                                                                    (6 mos.)             (11 mos.)
===================================================================================================================================
Spectrum Global Balanced    --     --     --    (1.7)  22.8  (3.6) 18.2  16.4   0.7    0.9   (0.3) (10.1)   2.6    49.5      4.5
                                              (2 mos.)                                                   (11 mos.)
===================================================================================================================================
Spectrum Select ........   31.2  (14.4)  41.6   (5.1)  23.6   5.3   6.2  14.2  (7.6)   7.1    1.7   15.4    1.0    179.4     8.7
                         (5 mos.)                                                                        (11 mos.)
===================================================================================================================================
Spectrum Strategic .....    --     --     --     0.1   10.5  (3.5)  0.4   7.8  37.2  (33.1)  (0.6)   9.4   14.2    31.8      3.1
                                              (2 mos.)                                                   (11 mos.)
===================================================================================================================================
Spectrum Technical .....    --     --     --    (2.2)  17.6  18.3   7.5  10.2  (7.5)   7.8   (7.2)  23.3   14.2    110.3     8.5
                                              (2 mos.)                                                   (11 mos.)
===================================================================================================================================

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444
MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
NOVEMBER 2003

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of November 30, 2003 was as follows:

FUND                         N.A.V.          % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $14.81                 4.09%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $14.95                -1.36%
--------------------------------------------------------------------------------
Spectrum Select             $27.94                -3.03%
--------------------------------------------------------------------------------
Spectrum Strategic          $13.18                -2.18%
--------------------------------------------------------------------------------
Spectrum Technical          $21.03                 1.19%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   On January 1, 2004, the general partner expects to add Graham Capital Management, L.P. ("Graham") as a trading advisor for Spectrum Select and Winton Capital Management Limited ("Winton") as a trading advisor for Spectrum Technical.

   The general partner will allocate approximately 5.0-7.5% of Spectrum Select's net assets to Graham's Global Diversified Program at 1.5 times the standard leverage it applies for such program and approximately 5.0-7.5% of Spectrum Select's net assets pursuant to Graham's Selective Trading Program at 1.5 times the standard leverage it applies to such program. The general partner will allocate approximately 10-15% of Spectrum Technical's net assets to Winton's Diversified Trading Program at standard leverage.

   Reference is made to "Notice of Investors" in the Supplement dated December 17, 2003 to the Spectrum Series Prospectus dated April 28, 2003 for further information concerning the allocations of net assets, and the monthly management and incentive fees to be paid by Spectrum Select and Spectrum Technical to Graham and Winton, respectively.

   Limited partners of Spectrum Select and Spectrum Technical are reminded that, subject to certain restrictions, they have the right to redeem their units on a monthly basis, and they may vote to take certain actions with respect to each applicable Partnership's operations, as more fully set forth in Section 15 of each Limited Partnership Agreement on pages A-20-21 of the prospectus.

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS AND DEDUCTIONS FOR CALENDAR YEAR 2003 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

           [DATA BELOW REPRESENTS A BAR GRAPH IN THE ORIGINAL PIECE.]

                                  Month ended          YTD ended
                               November 30, 2003   November 30, 2003
                               -----------------   -----------------
          Australian dollar           1.11                7.17
          British pound               0.57               -3.72
          Euro                       -0.44                9.68
          Japanese yen               -0.05               -0.83
          Swiss franc                -0.65               -2.07
          Minor currencies            4.05                3.94


      Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Profits were generated from short U.S. dollar positions against the South African rand, Australian dollar, New Zealand dollar and British pound. During the month, the U.S. dollar tumbled to a three and a half-year low versus the rand, a six-year low against the Australian and New Zealand dollars and a five-year low against the British pound. The U.S. dollar's weakness has been caused by a variety of factors, including concerns regarding the growing U.S. current trade account and budget deficits, the Federal Reserve's policy of maintaining interest rates at their current low levels, widening interest rate differentials relative to other countries, and renewed fears of global terrorism.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o Losses were recorded from short positions in the euro and Swiss franc relative to the U.S. dollar as the value of these currencies soared higher with the euro reaching its highest level against the dollar since its introduction in January 1999.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

           [DATA BELOW REPRESENTS A BAR GRAPH IN THE ORIGINAL PIECE.]

                                  Month ended          YTD ended
                               November 30, 2003   November 30, 2003
                               -----------------   -----------------
          Currencies                 0.02               -0.78
          Interest Rates            -0.51                2.93
          Stock Indices              0.07                4.67
          Energies                   0.04                0.58
          Metals                    -0.36                0.13
          Agriculturals             -0.38               -1.01


      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o Short positions in European and U.S. interest rate futures resulted in losses as prices finished the month higher due to renewed volatility in global equity markets, continued geopolitical instability in the Middle East, and comments from the U.S. Federal Reserve regarding the continuation of the Fed's current low-interest rate policy.

o The Fund entered the month with long positions in cotton and corn futures as the prices of those commodities had been trending higher for the past several months. Prices, however, reversed lower during the month, resulting in losses.

o Global trade tensions and concerns about the pace of further U.S. economic growth caused industrial metals prices to sell-off sharply after trending higher in recent months. As a result losses were incurred on long copper and nickel positions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Modest gains were achieved from long European and U.S. equity index futures. Global equity prices moved higher later in the month supported by the release of strong U.S. manufacturing data.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

           [DATA BELOW REPRESENTS A BAR GRAPH IN THE ORIGINAL PIECE.]

                                  Month ended          YTD ended
                               November 30, 2003   November 30, 2003
                               -----------------   -----------------
          Currencies                 1.65                7.29
          Interest Rates            -1.1                 0.14
          Stock Indices             -1.05                0.62
          Energies                  -0.63               -0.66
          Metals                     0.06                0.84
          Agriculturals             -1.19                2.1


      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o The Fund entered the month with long positions in cotton, soybean and soybean meal futures as the price of those commodities had been trending higher for the past several months. Prices, however, reversed lower during the month, resulting in losses.

o Short positions in European and U.S. interest rate futures resulted in losses as prices finished the month higher due to renewed volatility in global equity markets, continued geopolitical instability in the Middle East, and comments from the U.S. Federal Reserve regarding the continuation of the Fed's current low-interest rate policy.

o Long positions in Japanese stock index futures experienced losses early in the month as prices reversed lower due to uncertainty regarding the Japanese economic recovery.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Profits were generated from short U.S. dollar positions against the euro, British pound, New Zealand dollar, South African rand and Australian dollar. During the month, the U.S. dollar tumbled to six-year lows against the Australian and New Zealand dollar and a five-year low against the British pound. Additionally, the euro soared past the $1.20 mark, its highest level against the U.S. dollar since its introduction in January 1999. The U.S. dollar's weakness has been caused by a variety of factors, including concerns regarding the growing U.S. current trade account and budget deficits, the Federal Reserve's policy of maintaining interest rates at their current low levels, widening interest rate differentials relative to other countries, and renewed fears of global terrorism.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

           [DATA BELOW REPRESENTS A BAR GRAPH IN THE ORIGINAL PIECE.]

                                  Month ended          YTD ended
                               November 30, 2003   November 30, 2003
                               -----------------   -----------------
          Currencies                  0.43              10.18
          Interest Rates             -0.38               0.96
          Stock Indices              -0.33               3.58
          Energies                   -0.01               0.06
          Metals                      0.21               5.13
          Agriculturals              -1.38               3.61

      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o The Fund entered the month with long positions in cotton, soybean and soybean meal futures as the price of those commodities had been trending higher for the past several months. Prices, however, reversed lower during the month, resulting in losses.

o Short positions in Japanese and European interest rate futures incurred losses early in the month as prices moved higher amid a low interest rate environment, comments from the U.S. Federal Reserve regarding the continuation of the Fed's current low-interest rate policy and a sell-off in global equity markets.

o Losses were incurred from long positions in U.S. stock index futures as prices reversed lower early in November on concerns regarding the strength of the U.S. economic recovery.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Profits were generated from short U.S. dollar positions against the Australian dollar, euro and New Zealand dollar. During the month, the U.S. dollar tumbled to six-year lows against the Australian and New Zealand dollars. Additionally, the euro soared past the $1.20 mark, its highest level against the U.S. dollar since its introduction in January 1999. The U.S. dollar's weakness has been caused by a variety of factors, including concerns regarding the growing U.S. current trade account and budget deficits, the Federal Reserve's policy of maintaining interest rates at their current low levels, widening interest rate differentials relative to other countries, and renewed fears of global terrorism.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

           [DATA BELOW REPRESENTS A BAR GRAPH IN THE ORIGINAL PIECE.]

                                  Month ended          YTD ended
                               November 30, 2003   November 30, 2003
                               -----------------   -----------------
          Currencies                  2.68              14.65
          Interest Rates             -0.13               2.1
          Stock Indices              -0.34               7.48
          Energies                    0.15              -0.11
          Metals                      0.5                3.36
          Agriculturals              -0.74              -1.64


      Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

o Profits were generated from short U.S. dollar positions against the South African rand, Australian dollar, New Zealand dollar, euro, Swiss franc and British pound. During the month, the U.S. dollar tumbled to six-year lows against the Australian and New Zealand dollars and a five-year low against the British pound. Additionally, the euro soared past the $1.20 mark, its highest level against the U.S. dollar since its introduction in January 1999. The U.S. dollar's weakness has been caused by a variety of factors, including concerns regarding the growing U.S. current trade account and budget deficits, the Federal Reserve's policy of maintaining interest rates at their current low levels, widening interest rate differentials relative to other countries, and renewed fears of global terrorism.

o Gains were generated from long positions in gold and aluminum futures. Gold prices surged to a seven-year high of $402 a troy ounce, due in part to the sharp decline of the U.S. dollar. Similarly, long aluminum futures positions recorded gains as prices surged higher late in the month on supply concerns, strong demand from China, and rising global equity prices.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

o The Fund entered the month with long positions in cotton, soybean meal and soybean futures as the prices of those commodities had been trending higher for the past several months. Prices, however, reversed lower during the month, resulting in losses.

o Long positions in Japanese stock index futures experienced losses early in the month as prices reversed lower due to uncertainty regarding the Japanese economic recovery.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED NOVEMBER 30, 2003 (UNAUDITED)


                                        MORGAN STANLEY                       MORGAN STANLEY
                                      SPECTRUM CURRENCY                 SPECTRUM GLOBAL BALANCED
                                -----------------------------      ----------------------------------
                                               PERCENTAGE OF                           PERCENTAGE OF
                                             NOVEMBER 1, 2003                        NOVEMBER 1, 2003
                                                BEGINNING                               BEGINNING
                                   AMOUNT     NET ASSET VALUE           AMOUNT        NET ASSET VALUE
                                ----------   ----------------      --------------    ----------------
                                     $                %                  $                 %
REVENUES
Trading profit (loss):
   Realized                          --               --              (522,733)           (1.02)
   Net change in unrealized      7,245,832          4.58                34,816              .07
                                ----------        ------           -----------          -------
     Total Trading Results       7,245,832          4.58              (487,917)            (.95)
Interest income (Note 2)            89,283           .06                38,747              .08
                                ----------        ------           -----------          -------
     Total Revenues              7,335,115          4.64              (449,170)            (.87)
                                ----------        ------           -----------          -------

EXPENSES
Brokerage fees (Note 2)            605,965           .38               196,283              .38
Management fees (Note 3)           263,463           .17                53,339              .11
                                ----------        ------           -----------          -------
     Total Expenses                869,428           .55               249,622              .49
                                ----------        ------           -----------          -------

NET INCOME (LOSS)                6,465,687          4.09              (698,792)           (1.36)
                                ----------        ------           -----------          -------

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED NOVEMBER 30, 2003 (UNAUDITED)


                                            MORGAN STANLEY                           MORGAN STANLEY
                                          SPECTRUM CURRENCY                     SPECTRUM GLOBAL BALANCED
                               --------------------------------------     ------------------------------------
                                                                 PER                                      PER
                                    UNITS           AMOUNT       UNIT         UNITS          AMOUNT       UNIT
                               --------------    -----------    -----     -------------    ----------    -----
                                                       $          $                             $          $
Net Asset Value,
  November 1, 2003             11,108,146.370    158,077,903    14.23     3,379,242.064    51,204,703    15.15
Net Income (Loss)                    --            6,465,687      .58           --           (698,792)    (.20)
Redemptions                       (37,713.587)      (558,538)   14.81       (48,448.656)     (724,307)   14.95
Subscriptions                     580,508.912      8,597,336    14.81        70,900.753     1,059,966    14.95
                               --------------    -----------    -----     -------------    ----------    -----
Net Asset Value,
  November 30, 2003            11,650,941.695    172,582,388    14.81     3,401,694.161    50,841,570    14.95
                               ==============    ===========    =====     =============    ==========    =====



The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED NOVEMBER 30, 2003 (UNAUDITED)



                                         MORGAN STANLEY                   MORGAN STANLEY                     MORGAN STANLEY
                                        SPECTRUM SELECT                 SPECTRUM STRATEGIC                 SPECTRUM TECHNICAL
                                ------------------------------     ------------------------------      ----------------------------
                                               PERCENTAGE OF                      PERCENTAGE OF                      PERCENTAGE OF
                                              NOVEMBER 1, 2003                   NOVEMBER 1, 2003                  NOVEMBER 1, 2003
                                                 BEGINNING                          BEGINNING                          BEGINNING
                                  AMOUNT      NET ASSET VALUE        AMOUNT      NET ASSET VALUE         AMOUNT     NET ASSET VALUE
                                ----------    ----------------     ----------    ----------------      ----------  ----------------
                                      $             %                   $               %                   $              %
REVENUES
Trading profit (loss):
   Realized                     (4,331,789)       (1.09)            2,741,595          2.60             1,227,712          .26
   Net change in unrealized     (4,550,108)       (1.14)           (4,197,283)        (3.99)            9,019,599         1.92
                               -----------        -----            ----------         -----            ----------         ----
     Total Trading Results      (8,881,897)       (2.23)           (1,455,688)        (1.39)           10,247,311         2.18
Interest income (Note 2)           231,872          .06                61,787           .06               262,089          .06
                               -----------        -----            ----------         -----            ----------         ----
     Total Revenues             (8,650,025)       (2.17)           (1,393,901)        (1.33)           10,509,400         2.24
                               -----------        -----            ----------         -----            ----------         ----

EXPENSES
Brokerage fees (Note 2)          2,407,210          .60               636,105           .60             2,844,074          .60
Management fees (Note 3)           996,087          .26               263,216           .25             1,043,721          .23
Incentive fees (Note 3)              --              --                 --               --             1,042,818          .22
                               -----------        -----            ----------         -----            ----------         ----
   Total Expenses                3,403,297          .86               899,321           .85             4,930,613         1.05
                               -----------        -----            ----------         -----            ----------         ----

NET INCOME (LOSS)              (12,053,322)       (3.03)           (2,293,222)        (2.18)            5,578,787         1.19
                               ===========        =====            ==========         =====            ==========         ====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED NOVEMBER 30, 2003 (UNAUDITED)



                                     MORGAN STANLEY                    MORGAN STANLEY                         MORGAN STANLEY
                                     SPECTRUM SELECT                 SPECTRUM STRATEGIC                     SPECTRUM TECHNICAL
                      -----------------------------------   ----------------------------------   -----------------------------------
                                                     PER                                 PER                                    PER
                            UNITS       AMOUNT       UNIT       UNITS        AMOUNT      UNIT         UNITS        AMOUNT       UNIT
                      --------------  -----------   -----   -------------  -----------   -----   --------------  -----------   -----
                                           $           $                        $           $                         $           $
Net Asset Value,
  November 1, 2003    13,831,147.202  398,434,479   28.81   7,813,206.571  105,286,334   13.48   22,652,212.912  470,743,302   20.78
Net Income (Loss)           --        (12,053,322)   (.87)       --         (2,293,222)   (.30)      --            5,578,787     .25
Redemptions              (75,795.183)  (2,117,717)  27.94     (39,576.504)    (521,618)  13.18     (115,094.198)  (2,420,431)  21.03
Subscriptions            470,887.051   13,156,584   27.94     388,683.442    5,122,847   13.18      665,998.401   14,005,947   21.03
                      --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
  November 30, 2003   14,226,239.070  397,420,024   27.94   8,162,313.509  107,594,341   13.18   23,203,117.115  487,907,605   21.03
                      ==============  ===========           =============  ===========           ==============  ===========


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (Unaudited)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's sole clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

upon 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)
--------------------------------------------------------------------------------

2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------

3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% per month of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% per month of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                                                  Demeter Management Corporation
                                                  825 Third Avenue, 9th Floor
                                                  New York, NY 10022



[MORGAN STANLEY LOGO OMITTED]


ADDRESS SERVICE REQUESTED










[RECYCLE SYMBOL OMITTED] printed on recycled paper